Exhibit 10.21

COMMISSION PROGRAM – SCOTT SCHNEIDER

(effective January 1, 2011)

Position Title:	Senior Vice President-Corporate and Business Development
Description:	Responsible for revenue generation efforts, executive customer relations, strategic growth initiatives and positioning, and market execution.

1.	Commission Structure:

A.	Sales of Software and Hardware:

With respect to each contract for the sale of a software license and/or hardware to a new or existing customer of CPSI (whether pursuant to a standard sales contract or a SaaS contract), the commission rate shall be 0.5% of CPSI’s gross profit or anticipated gross profit, as the case may be, from such sale, calculated as of the date of completion of installation. Commissions are earned at the time of completion of installation of the applicable software/hardware. The timing of payment of earned commissions shall be in accordance with Section 2 below.

B.	Business Management Services:

With respect to each contract entered into for the provision of business management services, the commission rate shall be 1.0% of CPSI’s revenues from such contract during the first two (2) years following execution of the contract. Commissions are earned at the time that the Company recognizes revenue from such contract under GAAP. The timing of payment of earned commissions shall be in accordance with Section 2 below.

2.	Timing of Commission Payments:

A.	General: Subject to Section 2.B. through Section 2.D. below, commissions earned pursuant to Section 1 above will be paid to the employee on a monthly basis.

B.	Payment Default By Customer: In the event that a customer defaults on payment for software licenses, hardware or business management services, all commissions previously paid to the employee on the defaulted customer account shall be deducted from the employee’s future commission payments. In the event that partial payment due from a customer is received, the amount of prior commissions to be deducted from future commissions will be pro-rata based on the amount of the payment received. For example, if a customer pays only 60% of an invoice, then the employee will retain 60% of the commissions received, with the remaining 40% to be withheld from future commission payments.

C.	Post-Employment Commission Payments: Except as noted in Section 2.D., below, commissions will not be paid to, or on behalf of, any individual who is no longer an employee of CPSI, regardless of the reason for the employee’s termination of employment (i.e., whether voluntary, involuntary or otherwise).

D.	Death: In the event of the death of the employee while employed in good standing with CPSI, the following commissions will be paid to the employee’s estate/beneficiary(ies) as listed in the employee’s last will and testament (or if no such will, to the employee’s spouse, if any; if not, to the employee’s estate) at the same time that such payments would have been paid to the employee if the employee had not died:

(i)	Commissions from the installation of software licenses and hardware at new customers during the 90-day period following the employee’s death (to the extent that a contract for such installation was executed prior to the employee’s death);

(ii)	Commissions from the installation of software licenses and hardware at existing customers during the 90-day period following the employee’s death; and

(iii)	Commissions from the provision of business management services during the 90-day period following the employee’s death (to the extent that CPSI has recognized revenue under GAAP from the provision of such services within such 90-day period).

3.	Exemption From Section 409A:

This Commission Program is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended.

4.	Modification/Termination:

This Commission Program shall remain in full force and effect unless and until modified or terminated by CPSI in its sole discretion.

2